SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                      -----


                                    FORM 8-K

                                 CURRENT REPORT


                        PURSUANT TO SECTION 13 OR 15 (d)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported)     OCTOBER 20, 1999


                                  LOIS/USA INC.
             (Exact name of registrant as specified in its charter)


DELAWARE                             33-83894-NY                   13-3441962
(State or other jurisdiction of     (Commission                 (IRS Employer
 incorporation)                      File Number)                ID Number)

40 WEST 57TH STREET, NEW YORK, NY                                 10019
(Address of principal executive offices)                         Zip Code)

Registrant's Telephone Number, including area code:           (212) 373-4700


                                       N/A
          (Former name or former address, if changed since last report)


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Item 3.    BANKRUPTCY OR RECEIVERSHIP.

          On October 20, 1999, Lois/USA Inc. (the "Company") filed a voluntary petition in the United States Bankruptcy Court, Southern District of New York, under Chapter 11 of the United States Bankruptcy Code. The Company is debtor in possession.

          On October 19, 1999, the Company entered into a contract (the "Sale Agreement") with five of the former shareholders (the "Fogarty Group") of Fogarty & Klein, Inc. ("F&k") to sell 110,000 shares of common stock of F&K (which constitutes 100% of the issued and outstanding capital stock of F&K) to the Fogarty Group, subject to any higher and better offer that may be made for the common stock. The purchase price to be paid by the Fogarty Group under the Sale Agreement is approximately $18.775 million, comprised of (i) the release of approximately $5.4 million net intercompany debt owing by the Company to F&K;
(ii) the release of the Company by the Fogarty Group and the remaining former shareholder of F&K of the remaining installments of the purchase price required to be paid by the Company in connection with its acquisition of F&K in December 1997; and (iii) the obligation of F&K and the Fogarty Group to pay up to $9 million of the joint and several indebtedness outstanding under the Loan and Security Agreement (the "Loan and Security Agreement") by and among the Subsidiaries (as defined below), Green Tree Financial Servicing Corporation ("Green Tree"), as Lender and Agent to the Lenders and General Electric Capital Corporation, as Lender on or before January 31, 2000 (subject to extension) (the "Settlement Date"). Under the Sale Agreement, the Company is entitled to receive on the Settlement Date the difference between $9 million and the actual amount of such indebtedness outstanding on October 19, 1999 (subject to a partial retention of such proceeds by F&K and subject to certain other adjustments). The closing is subject to the approval of the Bankruptcy Court and satisfaction or waiver of certain other conditions, including the consent of Green Tree.

          The Loan and Security Agreement is secured by substantially all of the assets of the Company, including the stock and assets of the Subsidiaries, and is guaranteed by the Company. The proposed sale to the Fogarty Group would be subject to the existing liens held by Green Tree and a subordinate lien to be granted to the Company pursuant to the Sale Agreement to secure the payment of the purchase price to the Company under the Sale Agreement.

          Effective October 15, 1999, the operations of the Company's Subsidiaries in Chicago and New York were suspended.

          The Company is a full service advertising agency that operates through five principal operating subsidiaries (collectively, the "Subsidiaries"): ZYX Inc. (formerly Lois/USA West Inc.), Lois/USA Chicago Inc., Lois/USA New York, Inc., Fogarty & Klein, Inc. and Year 2K Communications, Inc.

Item 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          (c) EXHIBITS.

          1. Stock Purchase Agreement dated as of October 19, 1999, by and among William H. Fogarty, Richard E. Klein, Thomas F. Monroe, Roger Beckstead and Larry Kelley, as Purchasers, and Lois/USA Inc., as Seller.

          2. Press Release dated October 21, 1999

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                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     LOIS/USA INC.


                                     By:/S/ ROBERT K. STEWART
                                           --------------------------
                                           Name:  Robert K. Stewart
                                           Title:   Chief Financial Officer



Dated:            October 21, 1999